As filed with the Securities and Exchange Commission on November 19, 2004

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 19, 2004

TRI-VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-6119	84-0617433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5555 BUSINESS PARK SOUTH
SUITE 200
BAKERSFIELD, CALIFORNIA
(Address of principal executive office)

Issuer's telephone number: (661) 864-0500

Item 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

During 2004, the Company has been documenting and testing its system of internal controls in compliance with Sarbanes-Oxley Section 404. From this activity, management has determined its historic accounting procedures, surrounding revenue and cost recognition for its sales and performance surrounding turnkey drilling, are no longer appropriate and require an adjustment for fiscal year 2003 and the first two quarters for fiscal 2004. Management is therefore advising that its financial statements for the year 2003, and for the first and second quarter of 2004 should no longer be relied upon because of these pending restatements. The Company currently expects the restatements to decrease net income approximately $704,000 for the year ended December 31, 2003, increase net income by approximately $799,000 for the quarter ended March 31, 2004 and approximately $1,240,000 for the quarter ended June 30, 2004. The restatements for the December 31, 2003 10-K and the quarter ended March 31, 2004 result from a change in revenue recognition policy. The restatement for the second quarter ended June 30, 2004 was due to the discovery of an expense that had been double charged and has now been corrected.

The Company receives monies from third parties who participate in drilling oil and gas wells and records this as revenue. Previously we recognized revenue and associated costs when the well was begun, as long as drilling was completed by close of books based on accrual accounting. At the end of fiscal 2003, we began drilling a turkey well, which was taken to total depth by January 8, 2004. Although we had collected all payment for the drilling by December 31, 2003, we had not completely performed the turnkey contract to total depth until after December 31, 2003. Because the collected turnkey revenue was essentially nonrefundable, we had recorded the entire turnkey revenue and its associated drilling costs before the close of books based on accrual accounting rather than the date certain of the close of the fiscal year on December 31. Upon review of this practice, to remove all doubt, we now believe turnkey revenue and associated costs should be recorded when the well is drilled to total target depth and/or logged. We have changed our revenue recognition policy to recognize these payments as revenue only when drilling is actually completed and the well has been logged within the actual dates of the fiscal/calendar year. This change will cause drilling revenue and related costs in 2003 to decrease and revenue and related costs in 2004 to increase. Additionally, revenue for the June 30, 2004 quarter increased approximately $441,000 due to a double entry of an expense. During management’s review of internal controls the double entry was discovered and the adjustment resulted in the increase in fiscal 2004 earnings.

The anticipated changes discussed above do not affect the Company’s ongoing cash flows.

On November 15, 2004, the Audit Committee of the Board of Directors discussed with the Company’s independent accountant and approved the matter disclosed in the filing pursuant to this Item 4.02(a).

A copy of the accountant’s letter and press release announcing the restatement of its financial results for 2003 and 2004 is furnished as exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date:	November 19, 2004
/s/ F. Lynn Blystone
F. Lynn Blystone
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Name

99.1	Accountant's Letter

99.2	News Release